EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 9, 2005, relating to the financial statements which appear in the Jurak Corporation World Wide, Inc.'s Annual Report on Form 10-KSB for the year ended May 31, 2005.

/s/ Carver Moquist & O'Connor, LLC

Minneapolis, Minnesota

June 19, 2006